AMENDED

APPENDIX B

Custody Agreement Between

The Huntington National Bank and Valued Advisers Trust

Series of the Trust

Golub Group Equity Fund

TEAM Asset Strategy Fund

Geier Strategic Total Return Fund

Angel Oak Multi-Strategy Income Fund

Longview Global Allocation Fund

Green Owl Intrinsic Value Fund

Granite Value Fund

TVAM International Intrinsic Value Fund

BRC Large Cap Focus Equity Fund

Mitchell Capital All-Cap Growth Fund

Dreman Contrarian Small Cap Value Fund

Sound Mind Investing Fund

Sound Mind Investing Balanced Fund

Sound Mind Investing Dynamic Allocation Fund

Custody Agreement